Exhibit 99.1

NEWS RELEASE

Visteon Announces Third-Quarter 2014 Results

•	Achieves solid financial performance — consistent with 2014 guidance

•	Sales of $1.97 billion

•	Quarterly adjusted EBITDA of $142 million (excluding discontinued operations and including approximately $21 million of unfavorable currency); net loss attributable to Visteon of $21 million

•	Cash from operations of $53 million

•	Reaffirms 2014 guidance despite unfavorable currency impact

•	Projects record incremental new business wins and rewins for 2014

•	Continues progress under comprehensive shareholder value creation plan

•	Completed sale of majority of interiors business to Cerberus affiliate on Nov. 1

•	Acquired Johnson Controls’ electronics business effective July 1

•	Acquired thermal and emissions product line of Cooper-Standard Automotive effective Aug. 1

•	$500 million accelerated stock buyback program substantially completed; additional $375 million remains authorized for repurchase through 2015

VAN BUREN TOWNSHIP, Mich., Nov. 6, 2014 — Visteon Corporation (NYSE: VC) today announced third-quarter 2014 results, reporting sales of $1.97 billion and a net loss attributable to Visteon of $21 million, or a loss of $0.46 per diluted share. Adjusted EBITDA excluding discontinued operations, a non-GAAP financial measure as defined below, was $142 million, compared with $126 million in the same period last year.

“We had a solid quarter and are on track to achieve our full-year 2014 financial guidance,” said Timothy D. Leuliette, president and CEO. “On Nov. 1, we completed the sale of the majority of our interiors business, underscoring our focus on our two core growth businesses – cockpit electronics and thermal energy management. We expect record incremental new business wins and rewins of $2.4 billion to $2.8 billion this year, reflecting market support of our recent acquisition of Johnson Controls’ electronics business and the inherent strength of our thermal energy product portfolio. We are focused on introducing disruptive technologies that will drive growth in each of our core businesses.”

Cash from operating activities including discontinued operations in the third quarter totaled $53 million, compared with $21 million from the same period in 2013. Adjusted free cash flow, a non-GAAP financial measure as defined below, including discontinued operations, was $18 million for the third quarter of 2014.

Continued Progress on Shareholder Value Creation Plan

Johnson Controls Electronics Acquisition

On July 1, Visteon completed the purchase of the automotive electronics business of Johnson Controls in a cash transaction valued at $265 million, subject to adjustment. The combined electronics enterprise has annual sales of more than $3 billion and holds the No. 2 global position in driver information, with above-average growth rates for the cockpit electronics segment.

HVCC Acquisition of Thermal and Emissions Product Line of Cooper-Standard Automotive

On July 31, Halla Visteon Climate Control Corp. (HVCC), which is 70 percent owned by Visteon, completed the purchase of the automotive thermal and emissions product line of Cooper-Standard Automotive Inc., a subsidiary of Cooper-Standard Holdings Inc. The transaction, valued at $46 million, expanded HVCC’s thermal energy management product portfolio and diversified its customer base.

Interiors Divestiture

On Nov. 1, Visteon completed the previously announced divestiture of a majority of its interiors business to Reydel Automotive Holdings B.V., an affiliate of Cerberus Capital Management, L.P. This is the first in a series of transaction closings with the Cerberus affiliate, with timing dictated by government approvals and expected to continue through the end of the first quarter of 2015. Terms of the sale are consistent with those announced by Visteon on May 2, 2014. The transaction supports Visteon’s focus on its two global core automotive businesses: cockpit electronics and thermal energy management.

Third Quarter in Review

Visteon reported third-quarter sales of $1.97 billion, an increase of $486 million compared with the same quarter a year earlier. Climate sales totaled $1.21 billion, an increase of $80 million from the third quarter last year. Electronics sales of $760 million were up $420 million year-over-year, primarily attributable to the acquisition of the global automotive electronics business of Johnson Controls Inc., effective July 1, 2014, and the acquisition of a controlling ownership interest in Yanfeng Visteon Automotive Electronics Co., Ltd. (YFVE), effective Nov. 7, 2013. Hyundai-Kia accounted for approximately 32 percent of Visteon’s third-quarter sales and Ford Motor Company accounted for 25 percent. On a regional basis, Asia accounted for 47 percent of sales, Europe represented 28 percent, North America 22 percent, and South America 3 percent. An additional $208 million of sales were reclassified as discontinued operations.

Gross margin for the third quarter was $192 million, compared with $135 million a year earlier. The $57 million increase included the impact of a $25 million pension settlement gain related to the company’s purchase of a non-participating annuity contract resulting in the settlement of approximately $350 million of the U.S. defined benefit pension plan’s outstanding pension benefit obligation. Selling, general and administrative (SG&A) expenses were $107 million, or 5.4 percent of sales, for the third quarter of 2014, compared with $73 million a year earlier. Year-over-year results for gross margin and SG&A were both impacted by the Johnson Controls electronics business acquisition and the YFVE consolidation.

Equity in net income of non-consolidated affiliates decreased by $46 million as a result of the 2013 sale of the company’s 50 percent ownership interest in Yanfeng Automotive Trim Systems Co., Ltd.

For the third quarter of 2014, the company reported a net loss attributable to Visteon of $21 million, or a loss of $0.46 per diluted share. Net income attributable to Visteon decreased $64 million compared with the same period a year ago, reflecting lower equity in net income of non-consolidated affiliates of $46 million. The $25 million pension settlement gain was offset by increased losses related to the company’s discontinued operations. Adjusted EBITDA excluding discontinued operations for the third quarter of 2014 was $142 million, compared with $126 million for the same period a year earlier, primarily reflecting the impact of the Johnson Controls electronics and YFVE acquisitions. Increased volume, including new business, and positive cost performance were offset by $21 million of unfavorable currency impacts and higher engineering expenditures to support future growth.

Cash and Debt Balances

As of Sept. 30, 2014, Visteon had global cash balances totaling $1.06 billion, including restricted cash of $12 million, cash held for sale of $99 million, and restricted cash held for sale of $13 million. Total debt as of Sept. 30 was $994 million, including debt held for sale of $13 million.

For the third quarter of 2014, Visteon generated $53 million of cash from operations including discontinued operations, compared with $21 million in the same period a year earlier. The $32 million increase was primarily driven by timing of working capital, partially offset by lower non-consolidated affiliate dividends and increased transformation costs. Capital expenditures including discontinued operations in the quarter were $82 million, up from $50 million in the third quarter of 2013. Adjusted free cash flow including discontinued operations was $18 million in the quarter, compared with a use of $1 million in the third quarter of 2013.

Full-Year 2014 Outlook

Visteon affirmed its full-year 2014 guidance for its key financial metrics to reflect improved performance and the impact of discontinued operations and several transactions, including the Johnson Controls electronics acquisition. The company projects 2014 sales of $7.6 billion, adjusted EBITDA including discontinued operations in the range of $700 million to $730 million, adjusted free cash flow in the range of $125 million to $165 million, and adjusted earnings per share in the range of $2.98 to $3.62.

About Visteon

Visteon is a global automotive supplier delivering value for vehicle manufacturers and shareholders through two high-growth core businesses: automotive cockpit electronics and thermal management. Visteon owns 70 percent of Halla Visteon Climate Control Corp., the world’s second largest provider of vehicle thermal management solutions. Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 31 countries and about 29,000 people as of Sept. 30, 2014. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Nov. 6 at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 800-326-9418

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 21376213. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measures at the end of this press release. The provision of these comparable U.S. GAAP financial measures for full-year 2014 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those U.S. GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Sales	$1,970	$1,484	$5,470	$4,680
Cost of sales	1,778	1,349	4,905	4,232

Gross margin	192	135	565	448
Selling, general and administrative expenses	107	73	272	223
Restructuring expenses	9	10	23	31
Interest expense, net	6	9	20	27
Equity in net income of affiliates	2	48	15	134
Loss on debt extinguishment	—	—	23	—
Other expenses	20	6	40	14

Income from continuing operations before income taxes	52	85	202	287
Provision for income taxes	22	23	94	59

Net income from continuing operations	30	62	108	228
(Loss) income from discontinued operations, net of tax	(29)	(2)	(200)	2

Net income (loss)	1	60	(92)	230
Net income attributable to non-controlling interests	22	17	65	53

Net (loss) income attributable to Visteon Corporation	$(21)	$43	$(157)	$177

(Loss) earnings per share data:
Basic (loss) earnings per share
Continuing operations	$0.18	$0.91	$0.69	$3.51
Discontinued operations	(0.66)	(0.04)	(4.09)	—

Basic (loss) earnings per share attributable to Visteon Corporation	$(0.48)	$0.87	$(3.40)	$3.51

Diluted (loss) earnings per share
Continuing operations	$0.18	$0.89	$0.67	$3.44
Discontinued operations	(0.64)	(0.04)	(3.98)	—

Diluted (loss) earnings per share attributable to Visteon Corporation	$(0.46)	$0.85	$(3.31)	$3.44

Average shares outstanding (in millions)
Basic	44.0	49.4	46.2	50.4
Diluted	45.4	50.4	47.5	51.5
Comprehensive (loss) income:
Comprehensive (loss) income	$(105)	$115	$(185)	$205
Comprehensive (loss) income attributable to Visteon Corporation	$(112)	$82	$(236)	$161

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30	December 31
	2014	2013
ASSETS
Cash and equivalents	$936	$1,677
Restricted cash	12	25
Accounts receivable, net	1,270	1,227
Inventories, net	562	472
Assets held for sale	350	—
Other current assets	345	352

Total current assets	3,475	3,753
Property and equipment, net	1,403	1,414
Intangible assets, net	431	447
Investments in affiliates	167	228
Other non-current assets	217	185

Total assets	$5,693	$6,027

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$141	$106
Accounts payable	1,118	1,207
Accrued employee liabilities	179	202
Liabilities held for sale	285	—
Other current liabilities	248	287

Total current liabilities	1,971	1,802
Long-term debt	840	624
Employee benefits	428	440
Deferred tax liabilities	129	137
Other non-current liabilities	148	151
Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	4	6
Additional paid-in capital	1,243	1,291
Retained earnings	799	956
Accumulated other comprehensive loss	(91)	(12)
Treasury stock	(749)	(322)

Total Visteon Corporation stockholders’ equity	1,207	1,920
Non-controlling interests	970	953

Total equity	2,177	2,873

Total liabilities and equity	$5,693	$6,027

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
OPERATING
Net (loss) income	$1	$60	$(92)	$230
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Impairment of long-lived assets	15	—	188	—
Depreciation and amortization	75	68	205	200
Loss on debt extinguishment	—	—	23	—
Equity in net income of affiliates, net of dividends remitted	2	(29)	7	(111)
Pension settlement gain	(25)	—	(25)	—
Stock-based compensation	1	3	7	14
Other non-cash items	7	3	12	(2)
Changes in assets and liabilities:
Accounts receivable	83	109	5	22
Inventories	(15)	(31)	(33)	(74)
Accounts payable	(79)	(150)	(58)	33
Accrued income taxes	2	—	14	(56)
Other assets and other liabilities	(14)	(12)	(73)	(77)

Net cash provided from operating activities	53	21	180	179
INVESTING
Capital expenditures	(82)	(50)	(209)	(164)
Acquisition of businesses, net of cash acquired	(308)	—	(308)	—
Proceeds from business divestitures and asset sales	4	—	64	39
Other	(4)	—	(8)	—

Net cash used by investing activities	(390)	(50)	(461)	(125)
FINANCING
Short-term debt, net	7	(1)	42	42
Proceeds from issuance of debt, net of issuance costs	28	—	618	204
Repurchase of long-term notes	—	—	(419)	—
Principal payments on debt	(12)	—	(16)	(5)
Payments to repurchase common stock	—	(125)	(500)	(250)
Dividends paid to non-controlling interests	(39)	—	(84)	(22)
Other	8	4	15	5

Net cash used by financing activities	(8)	(122)	(344)	(26)
Effect of exchange rate changes on cash and equivalents	(19)	5	(17)	(16)

Net (decrease) increase in cash and equivalents	(364)	(146)	(642)	12
Cash and equivalents at beginning of period	1,399	983	1,677	825

Cash and equivalents at end of period	$1,035	$837	$1,035	$837

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected in assets held for sale on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items, and other non-operating gains and losses. The Company’s definition of Adjusted EBITDA includes the impacts of discontinued operations for all periods presented. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30		Nine Months Ended September 30		Estimated Full Year 2014
	2014	2013	2014	2013
Adjusted EBITDA	$136	$128	$499	$432	$700 - $730
Interest expense, net	6	9	20	27	30
Provision for income taxes	22	23	94	59	135
Depreciation and amortization	75	60	196	179	268
Equity in affiliates/Non-controlling interests	20	(31)	50	(81)	85
Restructuring expenses	9	10	23	31	35
Other expenses	20	6	40	14	62
Loss on debt extinguishment	—	—	23	—	23
Non-cash, stock-based compensation expense	3	4	9	14	12
Pension settlement gain	(25)	—	(25)	—	(25)
Other	4	—	5	—	25
Discontinued operations	23	4	221	12	385

Net (loss) income attributable to Visteon	$(21)	$43	$(157)	$177	$(335) - $(305)

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
	2014	2013	2014	2013	2014 *
Cash provided from operating activities	$53	$21	$180	$179	$300 - $340
Capital expenditures	(82)	(50)	(209)	(164)	(320)

Free cash flow	$(29)	$(29)	$(29)	$15	($20) - $20
Restructuring/transformation-related payments	47	28	93	81	145

Adjusted free cash flow	$18	$(1)	$64	$96	$125 - $165

*	Full year guidance excludes any Fourth Quarter impact from entities being divested.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Includes Discontinued Operations
	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
	2014	2013	2014	2013	2014
Diluted (loss) earnings per share:
Net (loss) income attributable to Visteon	$(21)	$43	$(157)	$177	$(335)-$(305)
Average shares outstanding, diluted (in millions)	45.4	50.4	47.5	51.5	47.0

Diluted (loss) earnings per share	$(0.46)	$0.85	$(3.31)	$3.44	$(7.13)-$(6.49)
Adjusted earnings per share:
Net (loss) income attributable to Visteon	$(21)	$43	$(157)	$177	$(335)-$(305)
Other expenses	10	17	71	50	125
Discontinued operations related	23	(1)	210	8	350

Adjusted net income	$12	$59	$124	$235	$140-$170
Average shares outstanding, diluted (in millions)	45.4	50.4	47.5	51.5	47.0

Adjusted earnings per share *	$0.26	$1.17	$2.61	$4.56	$2.98-$3.62

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.

*	Full year adjusted earnings per share guidance excludes the impacts of discontinued operations.